EXHIBIT TO
                                                             AMENDMENT TO REPORT
                                                                OF OPERATION
                                                              OF BUSINESS TRUST

                                AMENDMENT NO. 12
                                       TO
                              AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                               DIAMOND HILL FUNDS


     The undersigned officer of Diamond Hill Funds, an Ohio business trust (the "Trust"), acting pursuant to Article VII, Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust, hereby certifies that the following resolution was duly adopted by a majority of the Trustees at a meeting held on August 8, 2002, and is in full force and effect as of the date hereof:

     "RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Amended and Restated Agreement and Declaration of Trust of Diamond Hill Funds dated as of May 28, 1997, as amended to date ("Declaration of Trust"), be, and such first paragraph hereby is amended by deleting such first paragraph of
Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

          Section 4.2. Establishment and Designation of Series or Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish six Series of Shares: "Diamond Hill Bank & Financial Fund," "Diamond Hill Focus Fund," "Diamond Hill Small Cap Fund," "Diamond Hill Large Cap Fund," "Diamond Hill Short Term Fixed Income Fund" and "Diamond Hill Strategic Income Fund," and three classes of Shares: Class A, Class C and Class I. The Shares of these Series and Classes, and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) shall have the following relative rights and preferences:"

Dated:  September 27, 2002                        /s/ James F. Laird
                                                  ------------------
                                                  James F. Laird
                                                  President
                                                  Diamond Hill Funds